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                                                                   EXHIBIT 10.25


                                 AMENDMENT NO. 2

         AGREEMENT made as of January 15th, 2006 between WINDING BROOK DRIVE LLC, a Connecticut limited liability company having an address in care of Abbey Road Advisors LLC, 8 Wright Street, Westport, Connecticut 06880, Attn: Mr. W. Mark Keeney ("Lessor"), and OPEN SOLUTIONS INC., a Delaware corporation having an address of 455 Winding Brook Drive, Glastonbury, Connecticut 06033, Attn: Mr. Carl Blandino ("Lessee").

                                    RECITALS

     A. Lessee and WB Development Partnership, predecessor in interest to Lessor, entered into a lease dated as of May 4th, 2004, as amended by that certain Amendment No. 1 dated March 1st, 2005 (as so amended, the "Lease") for approximately 20,585 rentable square feet of office space located on the first floor, approximately 22,738 rentable square feet of office space located on the third floor, and approximately 22,738 rentable square feet of office space located on the fourth floor (in the aggregate, the "Original Premises") of the building commonly known as 455 Winding Brook Drive, Glastonbury, Connecticut (the "Building") for an aggregate of approximately 66,061 rentable square feet of office space.

     B. Pursuant to the Lease, in addition to the Original Premises, Lessee leases approximately 1,515 rentable square feet of storage space located on the basement level of the Building.

     C. The parties desire to (i) confirm the re-measurement of the first floor as containing 20,585 rentable square feet of office space, (ii) increase the leased premises by adding thereto approximately 7,107 rentable square feet of office space on the second floor of the Building as shown as the cross-hatched area on Exhibit A hereto (the "Second Floor Expansion Space"), (iii) increase the amount of storage space leased by the Lessee by approximately 786 rentable square feet, and (iv) make certain other changes to the Lease.

     NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

     1. Defined Terms. All capitalized terms used herein shall have the meanings ascribed to them in the Lease unless otherwise specified herein.

     2. Re-measured Space. The Original Premises are confirmed to contain an aggregate of 20,585 rentable square feet of office space on the first floor, in addition to such other space as Lessee leases on other floors of the Building.

     3. Effective Date. On February 1, 2006 (the "Effective Date") the following changes to the Lease shall become effective:




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         (a)      Second Floor Expansion Space. The Second Floor Expansion Space
                  shall be added to the Original Premises for aggregate premises of approximately 73,168 rentable square feet (the "Aggregate Premises").

         (b) Lessee's Proportionate Share. Lessee's Proportionate Share (as such term is defined pursuant to the Lease), shall be calculated as follows:

         (i) Tranche 1 shall be 76.29%, or a fraction, the numerator of which is the number of square feet of rentable area included in the Original Premises (it being understood that such number shall be deemed to be 66,061) and the denominator of which is the number of square feet of rentable area in the Building (it being understood that such number is presently 86,588), and shall be based upon a 2005 Base Year

         (ii) Tranche 2 shall be 8.21%, or a fraction, the numerator of which is the number of square feet of rentable area included in the Second Floor Expansion Space (it being understood that such number shall be deemed to be 7,107) and the denominator of which is the number of square feet of rentable area in the Building as set forth above, and shall be based upon a 2006 Base Year

         (c) Rent for the Original Premises. Rent for the Original Premises for the initial Term and First Extension Option term (to the extent duly and timely exercised by Lessee) shall be payable as set forth below:

              Period                  Rent/SF             Rent/Month
              ------                  -------             ----------
              2/1/06-7/31/06          $19.66/sf          $108,229.94
              8/1/06-7/31/07          $20.16/sf          $110,982.48
              8/1/07-7/31/08          $20.66/sf          $113,735.02
              8/1/08-7/31/09          $21.16/sf          $116,487.56
              8/1/09-7/31/10          $21.66/sf          $119,240.11
              8/1/10-7/31/11          $22.16/sf          $121,992.65
              8/1/11-7/31/12          $22.66/sf          $124,745.19
              8/1/12-1/31/13          $23.16/sf          $127,497.73
              2/1/13-1/31/14          $23.50/sf          $129,369.46
              2/1/14-1/31/15          $24.00/sf          $132,122.00
              2/1/15-1/31/16          $24.50/sf          $134,874.54

         (d) Rent for the Second Floor Expansion Space. Rent for the Second Floor Expansion Space for the initial Term and the First Extension Option term (to the extent duly and timely exercised by Lessee) shall be $170,568.00 per annum payable in advance in equal monthly installments of $14,214.00 on the first day of each month commencing



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on April 1, 2006. Rent for the Second Floor Expansion Space for the Second
Extension Option term (to the extent duly and timely exercised by Lessee) shall be determined pursuant to Section 2(g)(ii) of Amendment No. 1.

         (e) Storage Space. Lessee leases from Lessor an additional 786 rentable square feet of storage space on the basement level of the Building for a total of 2,301 rentable square feet of storage space. Lessee shall pay rent for such space in accordance with Sections 2(e), 2(g)(i)(B) and 2(g)(ii) of Amendment No. 1

         (f) Parking. The number of parking spaces available for Lessee's use shall be increased to a total of 46 garage spaces and 248 surface spaces.

         (g)      Lessee Improvements.

                  (i) Lessee accepts the Second Floor Expansion Space in "as is" condition, and acknowledges that it has had an opportunity to inspect the Second Floor Expansion Space before this Agreement was executed.

                  (ii) Lessor shall contribute an amount not to exceed an aggregate sum of $177,675.00 (the "Lessee Fund") toward (i) the Hard Costs (as hereinafter defined) paid by Lessee in connection with any alterations, installations or improvements in the Second Floor Expansion Space undertaken by Lessee and completed prior to April 1, 2006 ("Lessee's Installations"), and (ii) the costs incurred by Lessee for architectural and engineering fees in connection with Lessee's Installations ("A&E Fees"). "Hard Costs" shall mean the costs of labor and materials paid by Lessee for the installation of fixtures, improvements and appurtenances attached to or built into the Second Floor Expansion Space in connection with Lessee's Installations, but not including the installation of movable partitions, business and trade fixtures, machinery, equipment, furniture, furnishings and other articles of personal property.

                  (iii) Within thirty (30) days after receipt of a request for disbursement from Lessee (but not more frequently than monthly) Lessor shall disburse from time to time a portion of the Lessee Fund to Lessee for reimbursement to Lessee for Hard Costs actually paid by Lessee to contractors, subcontractors, materialmen and suppliers with respect to the portion of Lessee's Installations theretofore completed or services performed or supplies furnished in connection therewith, and for A&E Fees incurred to date for which the disbursement is requested and which have not been the subject of a previous disbursement.

                  (iv) Lessor's obligation to make disbursements from the Lessee Fund shall be subject to Lessor's receipt of: a request for such disbursement from Lessee signed by an authorized officer; copies of paid invoices or other evidence reasonably satisfactory to Lessor of the Hard Costs and A&E Fees actually paid or to be paid from proceeds by Lessee; copies of all contracts, work orders, change orders and other materials relating to the work or materials which are the subject of the requested disbursement; a certificate of Lessee's independent licensed architect stating, in his opinion, that the portion of Lessee's Installations theretofore completed and for which the


                                      -3-
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disbursement is requested was performed in a good and workmanlike manner and in accordance with the final plans and specifications for such Lessee's Installations, as approved by Lessor; satisfaction of any requirements of Lessor's mortgagee; and no lien on account of work done for or materials furnished to Lessee or any of its contractors or subcontractors shall have been filed against any part of the Property and not have been paid or bonded and, in either event, discharged of record. In addition, at Lessor's request, Lessee will provide to Lessor as part of the aforesaid documentation partial lien waivers from all subcontractors and materialmen involved in Lessee's Installations and any other work covering prior payments by Lessor hereunder. Notwithstanding the foregoing, Lessor shall have no obligation to disburse the final twenty percent (20%) of the Lessee Fund unless and until it has received a permanent certificate of occupancy for Lessee's Installations and the Second Floor Expansion Space.

                  (v) Prior to the commencement of any Lessee's Installations, Lessee shall pay for and deliver to Lessor (A) a building permit for Lessee's Installations, and (B) policies and certificates of insurance in such amounts and with such companies as shall be reasonably satisfactory to Lessor, such as, but not limited to public liability, property damage and workmen's compensation, to protect Lessor and Lessee during the period of performing Lessee's Installations. Lessor and Lessor's property manager shall be named as additional insured parties in such policies or certificates of insurance and the same shall be continued in effect during the period of the performance of Lessee's Installations.

     2. Brokerage. Lessee represents that it has not had or dealt with any realtor, broker or agent in connection with the negotiation of this Agreement except for CB Richard Ellis --N.E. Partners LP ("Broker"), and Lessee shall pay and hold Lessor harmless from any cost, expense or liability (including costs of suit and reasonable attorneys' fees) for any compensation, commission or charges claimed by any realtor, broker or agent with respect to this Lease and the negotiation thereof, other than a claim of Broker and a claim based upon any written agreement between such person and Lessor. Lessor represents that it has not entered into a written agreement with any broker other than Broker, with respect to the leasing of the leased premises and which is in effect this date. Lessor shall compensate Broker pursuant to a separate agreement.

     3. Lender Approval. Anything in the Lease to the contrary notwithstanding, this Agreement shall not be binding on the parties unless and until this Agreement is approved in writing by Lessor's current mortgagee, NewStar Financial, Inc. ("NewStar"). Promptly upon the execution hereof, Lessor shall submit a copy of the executed Agreement to NewStar, requesting said approval. If such approval is not received or deemed received pursuant to Lessor's mortgage within twenty (20) days after the date of delivery to NewStar, either party may terminate this Agreement by notice to the other within five (5) business days after the expiration of such twenty (20) day period. If the approval is received, or if neither party terminates this Agreement under this Paragraph, this Agreement shall remain in effect.



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     4.  Ratification. Except as otherwise provided herein, all the terms and conditions of the Lease shall remain the same. The parties hereby ratify and affirm the Lease as amended hereby.

     IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

                                  OPEN SOLUTIONS INC.


                                  By: /s/ Kenneth J. Saunders
                                      -----------------------------------------
                                      Name:  Kenneth J. Saunders
                                      Title: Executive Vice President and Chief
                                             Financial Officer


                                  WINDING BROOK DRIVE LLC,

                                  By:     ABBEY ROAD ADVISORS
                                          MANAGEMENT LLC, its Managing
                                          Member

                                  By:     ABBEY ROAD ADVISORS LLC, its
                                          Manager


                                  By: /s/ W. Mark Keeney
                                      -----------------------------------------
                                      Name:  W. Mark Keeney
                                      Title: Manager





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                                    EXHIBIT A


       [Floor Plan of Second Expansion Space Shown as Cross-Hatched Area]